Exhibit 99.1

Flux Power Achieves Current Production Milestones for

Lithium-Ion Forklift Batteries; Reviews Q4 and Fiscal 2016 Results

Vista, CA – September 26, 2016 -- Flux Power Holdings, Inc. (OTCQB: FLUX), a developer of advanced lithium batteries for industrial applications such as electric forklifts and airport ground support equipment, today reviewed recent progress and its financial results for its fourth quarter (Q4 ‘16) and fiscal year ended June 30, 2016 (Fiscal 2016). Flux welcomes all investor questions and will respond to those questions in an online Q&A, details below.

Flux’s LiFT Pack solution is designed for walkie pallet jack forklifts, widely used in warehouses and depots, on trucks and at retail locations. An estimated 120,000 electric walkie pallet jacks are currently in use in North America, powered by traditional lead-acid battery technology. Flux LiFT Packs deliver improved efficiency and performance at a lower total cost of ownership.

Highlights:

Flux LiFT Packs

●	Completed rigorous testing over six months in Fiscal 2016 and secured first-ever UL 2271 Listing for Flux’s LiFT Pack line for walkie pallet jack forklifts.
●	Implemented over 30 product enhancements through piloting and UL review process.
●	Added 14 new major customers to sales prospect pipeline.
o	Flux is directly engaged with end-users with an estimated 22,000 walkie pallet jacks, representing aggregate sales potential of over $65M.
o	Total addressable market for walkie pallet jacks approaches $400M (~120,000 units).
●	Expanded distribution reach to 38 states.
●	Built upon relationships with, and approvals by, leading forklift equipment manufacturers.
●	Flux has enhanced production with specialized sub-assembly production stations to automate many aspects of testing and assembly and improve quality, production efficiency, and throughput.
●	Initiated UL-listed LiFT Pack production in May and successfully scaled production to a pace of 100 units per month in early September 2016.
●	Reengineered LiFT Pack design and restructured component sourcing to substantially improve gross margins with implementation of these actions beginning second quarter of Fiscal 2017.

Flux Packs for Airport Ground Support Equipment (GSE)

●	Designed and produced 72 volt Lithium-Ion Battery Pack for GSE with modular capability to meet requirements ranging from 300 to 600 amp hour capacity.
●	Completed very successful 3 month trial of GSE Pack with a leading regional carrier at Los Angeles International Airport (LAX).
●	Redeployed the GSE Pack to a major global airline for a similar trial, also at LAX.
●	Initiated a trial with a leading GSE manufacturer in September.

Flux Team

●

Appointed Steve Dickson as Director of Sales and Jon Berry as Director of Operations who each bring significant alternative energy technology experience across a range of industrial and commercial applications.

●	Expanded production team by over 100% and initiated training of lean manufacturing techniques.

Flux Financing Progress

●	Raised $2.1M between May 2016 and August 2016 via rolling private placement at $0.04 per share.
●	Converted $1.8M of debt into common stock, also at $0.04 per share.
●	Funding puts Flux in far stronger position to fund production, sales and marketing ramp.

CEO, Ron Dutt, commented, “Fiscal 2016 was pivotal for Flux as we built upon our strong customer demand and obtained initial orders to begin ramping production of a fully validated, world class solution. To date in Fiscal 2017 we achieved our goal of ramping our production volume to a pace of 100 LiFT Packs per month by early September, and are now pursuing our goal of doubling production to 200 units per month by the end of December 2016.

Having delivered a state-of-the-art lithium pack, the first to be UL 2271 Listed, Flux is now engaged with our core group of customers, along with an expanding base that has similar large fleets of forklifts. Collectively this current customer base utilizes an estimated 22,000 walkie pallet jacks nationwide and therefore represents sales potential of over $65 million in walkie LiFT Pack units alone. Based on this qualified customer potential, all of whom will be able to benefit substantially from our higher performance, cost effective and safe lithium-ion power, we believe we are now reaching the inflection point for ramping LiFT Pack sales.

We are also excited about the sales potential for our GSE solution. With current trials expected to be completed in 2016, we believe we could then be in a position to secure initial orders. Our research of this subsector of airport equipment indicates a USA domestic market estimated at $500 million for lithium batteries, with additional demand for related airport equipment.

Finally, to build awareness of Flux, and the lithium paradigm shift we are bringing to industrial equipment, we will be participating at the Microcap Conference http://microcapconf.com/ in Philadelphia on October 24 – 25. We look forward to meeting with our east-coast investors at the conference.”

Fiscal 2016 and Q4 ‘16 Operating Results

As a result of our Fiscal 2016 focus on the UL certification process, retooling of our LiFT Packs and enhancement of our assembly operations, we recognized a decrease in Fiscal 2016 revenues to $558,000 compared to Fiscal 2015 revenues of $715,000. We anticipate Q1 ‘17 will reflect the beginnings of our anticipated sales ramp.

Cost of goods sold increased from $774,000 in Fiscal 2015 to $1,098,000 in Fiscal 2016 reflecting higher warranty expenses from early-generation units and the effect of lower production volumes. Selling and administrative expenses increased slightly from $2,108,000 in Fiscal 2015 to $2,240,000 in Fiscal 2016 reflecting continued progress building sales and marketing and customer support functions. Research & development expenses increased significantly from $655,000 in Fiscal 2015 to $1,296,000 in Fiscal 2016 reflecting UL certification expenses, design related LiFT Pack improvements and GSE Pack development expenses. Flux’s net loss rose to $4.57M, or $0.03 per share in Fiscal 2016 from $2.42M, or $0.02 per share in Fiscal 2015. Per share results are based on weighted average basic shares of 149.3M and 97.5M at the end of Fiscal 2016 and Fiscal 2015, respectively.

Q4 ‘16 revenue declined to $164,000 compared to $220,000 in Q4 ‘15, principally reflecting an anticipated decrease in LiFT Pack sales as Flux limited production and focused resources on transitioning to the manufacture of UL-listed packs. Reflecting this strategy Q4 ‘16 LiFT Pack sales declined to 52 units versus 81 units in Q4 ‘15, however Flux is currently renewing prior order interest from current customers; and shipping demo units to new customers.

Q4 ‘16 cost of goods sold increased to $331,000 compared to $282,000 in Q4 ‘15, reflecting higher warranty expenses for early-generation units, and by the impact of lower production volumes. Selling and administrative expenses declined to $494,000 in Q4 ‘16 from $661,000 in Q4 ‘15, reflecting the benefit of cost controls. Research & development expenses were $248,000 in Q4 ‘16, slightly below $256,000 in Q4 ‘15. Flux’s Q4 ‘16 net loss rose to $1.12M from $968,000 in Q4 ‘15.

Flux has developed a range of design, production and procurement initiatives designed to substantially improve LiFT Pack gross margins, including those that impact lithium cells, pack enclosures and outsourced assembly. Flux believes these initiatives could bring Flux LiFT Pack gross margins to 25-35%. Flux has begun implementing these initiatives that will span over the coming 4-6 months.

Flux Financing:

Flux has funded its working capital through a combination of borrowings under a line of credit from Flux’s largest shareholder, Esenjay Investments, LLC, as well as through private placements of common stock. Between May and August 2016, Flux raised $2.1M through the private placement of common stock priced at $0.04 per share. Concurrent with this private placement, Esenjay converted $1.8M of outstanding credit line borrowings into common stock, also at $0.04 per share. Reflecting these transactions, Flux currently has approximately 250M common shares outstanding and $920,000 outstanding under the credit facility with $2.6M available for future draws at Esenjay’s discretion.

Flux Investor Q&A:

To be responsive to investor questions while also eliminating the considerable time and cost required for conference calls, Flux has chosen to focus its resources on a broadly accessible interactive investor Q&A process as follows:

●	Submit questions via email to flux@catalyst-ir.com or call Chris Eddy at our investor relations firm 212 924 9800.
●	Flux will post questions and answers on its Flux blog along with social media links through its @FluxPowerIR Twitter account, referenced to $FLUX.

About Flux Power Holdings, Inc. (www.fluxpwr.com)

Flux Power develops advanced lithium-ion batteries for industrial uses, including its first-ever UL 2271 Listed lithium-ion “LiFT Pack” forklift batteries. Flux solutions utilize its proprietary battery management system (BMS) and in-house engineering and product design. Flux batteries deliver improved performance, extended cycle life and lower total cost of ownership than legacy lead-acid solutions. Flux sells direct and through a growing base of distribution relationships. Products include advanced battery packs for motive power in the lift equipment, airport ground support equipment, tug and tow and robotics markets, and portable power for military applications.

Flux Blog:     Flux Power Currents

Facebook:     FLUXPower

Twitter      Company: @FLUXpwr Investor Relations: @FluxPowerIR

LinkedIn     Flux Power

This release contains projections and other "forward-looking statements" relating to Flux’s business, that are often identified by the use of "believes," "expects" or similar expressions. Forward-looking statements involve a number of estimates, assumptions, risks and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include the development and success of new products, projected sales, the Company’s ability to timely obtain UL Listing for its products, the Company’s ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance of current and new products. Actual results could differ from those projected due to numerous factors and uncertainties. Although Company believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, Company can give no assurance that such statements will prove to be correct, and that the Company’s actual results of ☒operations, financial condition and performance will not differ materially from the ☒results of operations, financial condition and performance reflected or implied by these forward-☒looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and Company assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

Flux, Flux Power and associated logos are trademarks of Flux Power Holdings, Inc. All other third party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

Media & Investor Relations:

Catalyst Global LLC

Chris Eddy

212-924-9800

flux@catalyst-ir.com